Exhibit 8.1

January 22, 2004

Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, Texas 75662

     Re: Registration Statement on Form S-1

Ladies and Gentlemen:

     We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), and Martin Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale of up to an aggregate of 1,322,500 common units representing limited partner interests in the Partnership (including up to 172,500 common units subject to an over-allotment option granted by the Partnership to the underwriters) (collectively, the “Common Units”) pursuant to a Registration Statement on Form S-1 (Commission File No. 333-111450) (the “Registration Statement”). In connection therewith, we prepared the discussion set forth under the caption “Material Tax Consequences” in the Registration Statement (the “Discussion”). Capitalized terms not defined herein shall have the meanings given them in the Registration Statement.

     All statements of legal conclusions contained in the Discussion, unless otherwise indicted, are our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement. In addition, we are of the opinion that the federal income tax discussion in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and the General Partner, included in the Discussion, as to which we express no opinion).

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act.

Very truly yours,

/s/ Baker Botts L.L.P.